Exhibit 10.5

WAIVER AND SIXTH AMENDMENT TO CREDIT AGREEMENT

WAIVER AND SIXTH AMENDMENT, dated as of April 26, 2011 (this “Amendment”), under and to the Credit Agreement dated as of March 13, 2009 (as heretofore amended, supplemented or otherwise modified, the “Credit Agreement”), among American Apparel, Inc., a corporation organized under the laws of the State of Delaware (the “Borrower”), the Facility Guarantors from time to time party thereto, Wilmington Trust FSB, in its capacity as Administrative Agent thereunder and in its capacity as Collateral Agent thereunder, and the Lenders from time to time party thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrower;

WHEREAS, the Borrower and the Required Lenders have agreed to waive and to amend certain provisions of the Credit Agreement on the terms and subject to the conditions set forth in this Amendment; and

NOW THEREFORE, in consideration of the premises and mutual covenants contained in this Amendment, the undersigned hereby agree as follows:

I. Defined Terms; Interpretation; Etc. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Credit Agreement (as amended hereby).

II. Amendments to Credit Agreement.

(a) Amendments to Section 1.01 – Definitions.

(i) The definition of “Loans” contained in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Loans” means all loans made pursuant to this Agreement pursuant to Section 2.01, all PIK Interest, if any, that has been added to the principal balance of the Loans on any Interest Payment Date pursuant to Section 2.04, the Closing Date PIK Fee that has been added to the principal balance of the Loans on the Closing Date pursuant to Section 2.01(c), the Fifth Amendment PIK Fee that has been added to the principal balance of the Loans on the Fifth Amendment Effective Date pursuant to Section 2.01(c) and any Warrant PIK Fee that has been added to the principal balance of the Loans on any Warrant PIK Fee Date pursuant to Section 2.01(c).”

(ii) Section 1.01 of the Credit Agreement is hereby amended by adding the following new definitions in proper alphabetical order:

“Adjustment PIK Payment” has the meaning provided in Section 5.16(c).

“Closing Price” means on any particular date (a) the last sale price per share of the Borrower common stock on such date on the NYSE Amex or another registered national stock exchange on which the Borrower common stock is then listed, or if there is no such price on such date, then the closing bid price or last sale price, as applicable, on such exchange or quotation system on the date nearest preceding such date, or (b) if the Borrower common stock is not listed then on the NYSE Amex or any registered national stock exchange, the closing bid price or last sale price, as applicable, for a share of Borrower common stock in the over-the-counter market, as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Borrower common stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the five trading days preceding such date of determination, or (d) if the Borrower common stock is not then publicly traded the fair market value of a share of Borrower common stock (as determined by the Board of Directors of the Borrower or any authorized committee thereof acting in good faith, assuming a willing buyer and a willing seller, provided that no minority or illiquidity discount shall be taken into account and no consideration shall be given to any restrictions on transfer, or to the existence or absence of, or any limitations on, voting rights); provided, that all determinations of the Closing Price shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

“Existing Warrants” has the meaning provided in Section 5.16(a).

“FTI/Weinsten” means FTI Consulting Inc. and Mark Weinsten, or any successor or replacement approved by the Audit Committee of the Board of Directors of the Borrower.

“Initial Equity Sale” has the meaning provided in Section 5.16(a).

“Office of Special Programs” means the Borrower’s Office of Special Programs, comprised initially of FTI/Weinsten, as Chairman, Thomas Casey, and John Luttrell (or such other Persons approved by the Audit Committee of the Board of Directors of the Borrower), which reports directly to the Borrower’s Audit Committee of its Board of Directors.

“Operating Plan” has the meaning provided in Section 6.16(c).

“Purchaser” has the meaning provided in Section 5.16(a).

“Realization Date” means the earliest to occur of (a) June 30, 2011, (b) any filing for bankruptcy by any Loan Party, (c) the execution of any definitive agreement for or public announcement of (i) any sale of all or substantially all assets of the Borrower and its Subsidiaries on a consolidated basis or (ii) any acquisition of the Borrower or of all or substantially all of the Borrower’s assets by a third party or any acquisition by the Borrower of a significant amount of equity or assets, other than in the ordinary course of business (in each case, whether by way of merger, consolidation or other similar transaction, but excluding transactions solely among the Borrower and any of its subsidiaries), (d) any announcement or commencement of any tender or exchange offer for Borrower common stock (other than by or on behalf of any of the Lenders or their Affiliates or any “group” (within the meaning of the Securities and Exchange Act of 1934, as amended) that includes the Lenders or any of their Affiliates), (e) any solicitation of proxies for any director candidate not proposed or approved by the Borrower or a majority of its Board of Directors (excluding any solicitation by or on behalf of any of the Lenders or their Affiliates or any “group” (within the meaning of the Securities and Exchange Act of 1934, as amended) that includes the Lenders or any of their Affiliates) or (f) the occurrence of, or any event that would result in, a Change of Control.

“Sixth Amendment” means the Waiver and Sixth Amendment to the Credit Agreement, dated as of April 26, 2011, among the Borrower, the Facility Guarantors party thereto, Wilmington Trust FSB, in its capacity as Administrative Agent thereunder and in its capacity as Collateral Agent thereunder, and the Lenders from time to time party thereto.

“Sixth Amendment Effective Date” means the effective date under, and as defined in, Section IV(a) of the Sixth Amendment.

“trading day” means (a) a day on which the Borrower common stock is traded on the NYSE Amex, or (b) if the Borrower common stock is not traded on the NYSE Amex, a day on which the Borrower common stock is quoted in the over-the-counter market as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Borrower common stock is not listed or quoted as set forth in (a) or (b) hereof, then trading day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Warrant PIK Payment” has the meaning provided in Section 5.16(c).

“Warrant PIK Fee” has the meanings provided in Sections 5.16(c) and 5.16(e).

“Warrant PIK Fee Date” has the meanings provided in Sections 5.16(c) and 5.16(e).

(b) Amendment to Section 2.01(c) – Loans. The first paragraph of Section 2.01(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“The Borrower agrees to pay to (x) Lion Capital LLP, on the Closing Date a fee in amount equal to $5,000,000 (the “Closing Date PIK Fee”), (y) those Persons who are Lenders on the Fifth Amendment Effective Date, on a pro rata basis, a fee equal to $994,367.30 (the “Fifth Amendment PIK Fee”) and (z) Lion/Hollywood L.L.C., on any Warrant PIK Fee Date, any Warrant PIK Fee (all Warrant PIK Fees, together with the Closing Date PIK Fee, the “PIK Fees”). The Closing Date PIK Fee shall be paid in full on the Closing Date by increasing the outstanding principal amount of Loans by the amount of the Closing Date PIK Fee on the Closing Date. The Closing Date PIK Fee so added to the principal amount of the Loans shall bear interest as provided in Section 2.04 beginning on the Closing Date. The Fifth Amendment PIK Fee shall be paid in full on the Fifth Amendment Effective Date by increasing the outstanding principal amount of Loans by the amount of the Fifth Amendment PIK Fee on the Fifth Amendment Effective Date. The Fifth Amendment PIK Fee so added to the principal amount of the Loans shall bear interest as provided in Section 2.04 beginning on the Fifth Amendment Effective Date. Any Warrant PIK Fee shall be paid in full on any Warrant PIK Fee Date by increasing the outstanding principal amount of Loans by the amount of such Warrant PIK Fee on such Warrant PIK Fee Date. Any Warrant PIK Fee so added to the principal amount of the Loans shall bear interest as provided in Section 2.04 beginning on the corresponding Warrant PIK Fee Date. The obligation of the Borrower to pay the PIK Fees shall be automatically evidenced by this Agreement or, if applicable, any Notes issued pursuant to this Agreement.”

(c) Amendment to Section 5.02(k) – Notices of Material Events. Section 5.02 of the Credit Agreement is hereby amended by (i) deleting the word “and” and the end of clause (j), (ii) deleting the period at the end of clause (k) and replacing it with “; and”, and (iii) adding a new clause (l) as follows:

“(l) Promptly, but in any event no later than five days after the same are sent, copies of all notices of default, notices of acceleration, budgets, Operating Plans, financial projections, other strategic plans and all material modifications thereof delivered pursuant to any First Lien Loan Document.”

(d) Amendment to Section 5.14(a) – Reset of Warrants; Additional Liquidity.

(i) The second paragraph of Section 5.14(a) is amended by replacing the reference therein to “April 30, 2011” with “May 20, 2011”.

(ii) The third paragraph of Section 5.14(a) is amended and restated in its entirety as follows:

If the Borrower determines, in consultation with the Required Lenders, that the Requisite Stockholder Approval is required, the Borrower shall, as soon as practicable following the date that the Proxy Statement is cleared by the SEC for mailing to the Borrower’s stockholders, but no later than May 20, 2011, mail the Proxy Statement to the Borrower’s stockholders and establish a record date for, duly call and give notice of, the Borrower Stockholders Meeting (as defined below), and the Borrower shall no later than June 30, 2011 (or, in the event the Borrower Stockholders Meeting (as defined below) may not be held by such date due to injunction or court order, or regulatory action that makes holding the Borrower Stockholders Meeting illegal, such later date no later than sixty (60) days following the lifting of such injunction or court order, or regulatory action that makes holding the Borrower Stockholders Meeting illegal), convene and hold an annual meeting of its stockholders (including any adjournment or postponement thereof, the “Borrower Stockholders Meeting”) for purposes which shall include obtaining the affirmative vote of the holders of Borrower’s common stock representing a majority of the votes cast at the Borrower Stockholders Meeting on the proposal to approve the Exercise Price Reset, if the Borrower determines, in consultation with the Required Lenders, that such approval is necessary, for purposes of Section 713 of the NYSE Amex Company Guide (the “Requisite Stockholder Approval”). The Borrower shall, through its board of directors or any committee thereof, recommend to its stockholders that the Requisite Stockholder Approval be given (the “Borrower Board Recommendation”) and shall include the Borrower Board Recommendation in the Proxy Statement and use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement. The “Exercise Price Reset” means the adjustments to the “Warrant Price” (as defined in the Warrants) contemplated by this Section 5.14 and by Section 5.16, as such Warrant Price may be further adjusted pursuant to the Warrants, this Section 5.14 and by Section 5.16, and the issuance of shares of Borrower’s common stock upon exercise of the Warrants at such Warrant Price.

(e) Amendment to Section 5.14(b) – Reset of Warrants; Additional Liquidity. Section 5.14(b) is amended and restated in its entirety as follows:

“(b) Simultaneously with any issuance and sale of common stock (excluding (i) common stock or options granted or issued under a board-approved equity incentive plan or other stock option plan for management and other employees of the Borrower or its subsidiaries, (ii) common stock issued pursuant to a security convertible, exercisable or exchangeable for common stock if such security was issued or outstanding on or prior to the Fifth Amendment Effective Date, and (iii) common stock issued pursuant to the Warrants (such excluded securities, “Excluded Securities”)) or preferred stock of the Borrower (each, an “Equity Sale”), and/or any issuance and sale of any security convertible, exercisable or exchangeable for common stock or preferred stock, other than New Warrants or Excluded Securities (each, a “Convertible Sale”) (provided that solely in the case of a Convertible Sale, New Warrants will be issued pursuant to this Section 5.14(b) at the time and to the extent that such convertible, exercisable or exchangeable security is in fact converted, exercised or exchanged rather than upon definitive agreement or consummation of the Convertible Sale), and/or any debt-for-equity exchange or conversion completed by the Borrower in respect of the Borrower’s existing indebtedness (each, a “Debt Exchange”):

(i) in each case, either definitively agreed or consummated after the Fifth Amendment Effective Date and prior to the earlier of (x) 365 days after the Sixth Amendment Effective Date and (y) the repayment of all Obligations, the Borrower shall issue and grant to Lion/Hollywood L.L.C. a warrant to purchase at an initial exercise price of $0.90 (or such lower price to which the Warrant Price for Warrants shall have been adjusted) that number of shares of Borrower’s common stock as are sufficient such that Lion/Hollywood L.L.C.’s percentage beneficial ownership of the Borrower’s common stock as represented by the Warrants immediately after an Equity Sale, Convertible Sale or Debt Exchange, including such new warrants, calculated on a fully-diluted basis assuming the exercise, exchange and conversion of all securities exercisable, exchangeable or convertible for Borrower common stock, is at least equal to such percentage as calculated immediately prior to an Equity Sale, Convertible Sale or Debt Exchange, subject, however, to Section 5.16(a) with respect to Equity Sales and Convertible Sales pursuant to the Purchase Agreement; or

(ii) in each case, either definitively agreed or consummated on or after the 365th day after the Sixth Amendment Effective Date and prior to the repayment of all Obligations, and the Issued Price (defined below) of such Equity Sale, Convertible Sale or Debt Exchange is lower than the Warrant Price of the Warrants, the Borrower shall issue and grant to Lion/Hollywood L.L.C. a warrant to purchase at an initial exercise price of the lowest Issued Price that number of shares of Borrower’s common stock as are sufficient such that Lion/Hollywood L.L.C.’s percentage beneficial ownership of the Borrower’s common stock as represented by the Warrants immediately after an Equity Sale, Convertible Sale or Debt Exchange, including such new warrants, calculated on a fully-diluted basis assuming the exercise, exchange and conversion of all securities exercisable, exchangeable or convertible for Borrower common stock, is at least equal to such percentage as calculated immediately prior to an Equity Sale, Convertible Sale or Debt Exchange, subject, however, to Section 5.16(a) with respect to Equity Sales or Convertible Sales pursuant to the Purchase Agreement.

The warrants in subclause (b)(i) or (b)(ii) above shall be referred to as the “New Warrants”.

If, in connection with an Equity Sale, Convertible Sale or Debt Exchange under subclause (b)(i) above the per common stock share sales price implied by the proceeds to the Borrower in such Equity Sale or Convertible Sale net of any costs, fees or expenses paid to or on behalf of the investors in such Equity Sale or Convertible Sale, or the per common stock share price implied by such Debt Exchange (the “Issued Price”), is less than the Warrant Price of the New Warrants or the Warrants, in each case taking into account any adjustments pursuant to Section 5.14(b) or Section 5.16(a), then the Borrower agrees contemporaneously therewith to amend (A) the New Warrants to reduce the Warrant Price to the lowest Issued Price and (B) conditioned only on receipt of the Requisite Stockholder Approval, the Warrants (other than the New Warrants) to reduce the Warrant Price to the lowest Issued Price (in each case, subject to Section 5.16(a)).

If, in connection with an Equity Sale, Convertible Sale or Debt Exchange under subclause (b)(ii) above the Issued Price is less than the Warrant Price of the New Warrants or the Warrants, in each case taking into account any adjustments pursuant to Section 5.14(b) or Section 5.16(a), and the Net Cash Proceeds (or the fair market value of any other consideration received) from such Equity Sale, Convertible Sale or Debt Exchange (together with any Equity Sale, Convertible Sale and/or Debt Exchange within three months thereof) is equal to or greater than $5 million, then the Borrower agrees contemporaneously therewith to amend (A) the New Warrants to reduce the Warrant Price to the lowest Issued Price and (B) conditioned only on receipt of the Requisite Stockholder Approval, the Warrants (other than the New Warrants) to reduce the Warrant Price to the lowest Issued Price (in each case, subject to Section 5.16(a)).

Subject to Section 5.16(c), any New Warrants issued pursuant to Section 5.14(b) of this Agreement shall be substantially in the form of the Existing Warrants and shall be deemed to be “Warrants” for all purposes under the Loan Documents and each document governing or relating to the Warrants, including the Investment Agreement. Subject to Section 5.16(b), the Warrants and New Warrants shall be subject to adjustments pursuant to Section 4 of such Warrant or New Warrant, as applicable, and this Agreement from and including the date on which the Borrower became obligated to issue such Warrant or New Warrant pursuant to this Agreement, as if such Warrant or New Warrant had been issued on such date; provided, however, that in the event of an Equity Sale, Convertible Sale or Debt Exchange, the provisions in this Section 5.14(b) and in Section 5.16 shall control, and there shall be no additional adjustment pursuant to Section 4 of such Warrant or New Warrant for such Equity Sale, Convertible Sale or Debt Exchange.”

(f) Addition of Section 5.16 – Repricing of Warrants and New Warrants; Additional Terms for New Warrants. A new Section 5.16 of the Credit Agreement is hereby added as follows:

“SECTION 5.16 Repricing of Existing Warrants and New Warrants; Additional Terms for New Warrants.

(a) In connection with (i) the initial purchase by certain investors (collectively, the “Purchasers”) of up to $15.0 million of shares of Borrower common stock, as further described in the Purchase Agreement (the “Investor Purchase Agreement”), dated as of April 21, 2011, among the Borrower and the Purchasers and (ii) the initial purchase by Dov Charney of up to $700,000 of shares of Borrower common stock, as further described in the Purchase Agreement, dated on or about April 26, 2011, between the Borrower and Dov Charney (the “Charney Purchase Agreement” and, together with the Investor Purchase Agreement, the “Purchase Agreements”) ((i) and (ii), together, the “Initial Equity Sale”), Lion/Hollywood L.L.C. agrees that, notwithstanding the requirements of the second and third paragraphs of Section 5.14(b) of this Agreement which would require that the Warrant Price for the Warrants and the New Warrants issued to Lion/Hollywood L.L.C. on March 24, 2011 (collectively, the “Existing Warrants”), and the New Warrants issued in connection with the Initial Equity Sale and any New Warrants required to be issued in connection with any subsequent Equity Sale pursuant to the Purchase Agreements at a price of not less than $0.90 per share, be adjusted to $0.90, in lieu thereof the Warrant Price of the Existing Warrants and such New Warrants shall be adjusted to $1.00; provided that such exception to the requirements of the second and third paragraphs of Section 5.14(b) of this Agreement shall apply only to the Initial Equity Sale and any subsequent Equity Sale pursuant to the Purchase Agreements at a price of not less than $0.90 per share, and not to any other subsequent Equity Sale.

(b) For clarity, the Borrower acknowledges that the provisions of Section 5.14(b) of this Agreement shall apply to each of the following Equity Sales under the Purchase Agreements: (i)

the issuance of shares of Borrower common stock in connection with the Initial Equity Sale, (ii) any additional issuance of shares of Borrower common stock pursuant to the Purchasers’ and Dov Charney’s respective rights to receive additional shares in the case of certain additional equity issuances by the Borrower or pursuant to the Purchasers’ or Dov Charney’s respective rights to purchase additional shares under the applicable Purchase Agreement and (iii) any issuance of shares of Borrower common stock to Dov Charney pursuant to the anti-dilution protection provision as contemplated by the Purchase Agreements or any agreements or instruments entered into in connection with the Purchase Agreements. For avoidance of doubt, as of the date of the Sixth Amendment, the number of New Warrant shares to which Lion/Hollywood L.L.C. is entitled to be issued with respect to the issuance in clause (i) above is 3,063,101, with respect to the issuance in clause (ii) above (assuming full exercise by the Purchasers and Dov Charney of their respective purchase rights under the Purchase Agreement) is 5,630,273, and with respect to the issuance in clause (iii) above (assuming Dov Charney receives all of the shares issuable under such anti-dilution protection provision) is 7,374,035. For the avoidance of doubt, the provisions in Section 5.14 and this Section 5.16 shall control and supersede any provisions set forth in Section 4 of the Warrants with respect to the transactions under the Purchase Agreement.

(c) Any New Warrants issued pursuant to Section 5.14(b) of this Agreement in respect of the issuances described in Section 5.16(b) of this Agreement shall be substantially in the form of the Existing Warrants (as provided in this Agreement); provided that such New Warrants shall provide, in form and substance reasonably acceptable to the Required Lenders, that, upon exercise of such Warrant, to the extent the Borrower does not have sufficient authorized and unissued shares of Borrower common stock (after taking into account then currently reserved shares) to legally issue the shares of Borrower common stock to which the holder is entitled upon such exercise, then (i) there shall be no requirement for Borrower to reserve for issuance the shares issuable upon exercise of such New Warrants to the extent that Borrower does not have such sufficient authorized and unissued shares (and, at such time and to the extent that Borrower does have such sufficient authorized and unissued shares, Borrower shall promptly reserve for issuance the shares issuable upon exercise of such New Warrants), and (ii) upon such exercise of such New Warrants, after the Realization Date, in lieu of issuing shares of Borrower common stock upon exercise that are not then currently reserved, the Borrower shall pay on the date of exercise of such New Warrants to Lion/Hollywood L.L.C. (which date shall constitute a “Warrant PIK Fee Date”) an amount in the form of a “Warrant PIK Fee” in accordance with Section 2.01(c) of this Agreement (the “Warrant PIK Payment”) equal to (x) the number of shares of Borrower common stock issuable upon such exercise that are not authorized to be legally issued, multiplied by (y) at the Borrower’s option, either (A) the Closing Price on the last trading day immediately preceding the applicable exercise date or (B) the difference between the Closing Price on the last trading day immediately preceding the applicable exercise date and the then applicable Warrant Price; provided that, in the case of this clause (B), Lion/Hollywood L.L.C. shall not be required to pay the Warrant Price upon such exercise (and any such payment already made shall be returned to Lion/Hollywood L.L.C.); provided, further, that the Borrower may elect, at its option, to instead pay such Warrant PIK Payment to Lion/Hollywood L.L.C on such Warrant PIK Fee Date in immediately available funds in cash.

(d) To the extent the Borrower has failed to issue any New Warrants that the Borrower is obligated to issue pursuant to Section 5.14(b) or Section 5.16(a) of this Agreement (including any such obligation that remains subject to a condition), then in addition to any other remedies available to the Lenders, at any point after the Realization Date the party entitled to receive such unissued New Warrants may exercise such New Warrants as if they had been issued in accordance with Section 5.16(c) of this Agreement, to the extent any shares of Borrower common stock issuable in respect thereof are not then authorized for issuance shall be able to exercise the rights of a holder of such New Warrants with respect to the Warrant PIK Payment as provided in Section 5.16(c) of this Agreement.

(e) To the extent the Borrower has failed to adjust the Warrant Price of any Existing Warrants or New Warrants that the Borrower is obligated to adjust pursuant to Section 5.14(b) or Section 5.16(a) of this Agreement (including any such obligation that remains subject to a condition), then in addition to any other remedies available to the Lenders, at any point after the Realization Date upon the holder exercising such Existing Warrants or New Warrants, the Borrower shall pay on the date of exercise of such Existing Warrants or New Warrants (which date shall constitute a “Warrant PIK Fee Date”) an amount in the form of a “Warrant PIK Fee” in accordance with Section 2.01(c) (the “Adjustment PIK Payment”) equal to (x) the number of shares of Borrower common stock issuable upon such exercise, multiplied by (y) (i) the existing Warrant Price minus (ii) the Warrant Price that would have been in effect if such Warrant Price had been adjusted pursuant to Section 5.14(b) or Section 5.16(a) of this Agreement; provided that the Borrower may elect , at its option, to instead pay such Adjustment PIK Payment to Lion/Hollywood L.L.C. on such Warrant PIK Fee Date immediately available funds in cash.

(g) Addition of Section 6.16 – Additional Covenants. A new Section 6.16 of the Credit Agreement is hereby added as follows:

“SECTION 6.16 Additional Covenants.

(a) On or before May 31, 2011, the Office of Special Programs shall develop a business and operating plan for the remainder of the fiscal year ending December 31, 2011 (the “Operating Plan”) for the Loan Parties which shall be (x) approved by the Audit Committee and (y) reasonably acceptable to the Required Lenders.

(b) After delivery of the Operating Plan pursuant to the foregoing paragraph (a), the Office of Special Programs (for so long as it is in effect) shall have the authority to implement and execute the Operating Plan, and the Loan Parties shall use their good faith efforts to operate their businesses in accordance with the Operating Plan, as modified from time to time.

(c) Any amendment to the Operating Plan shall be made solely by the Office of Special Programs (for so long as it is in effect) and otherwise by the Borrower, with the approval of the Audit Committee, and, in the case of any material amendment thereto, shall also be reasonably acceptable to the Required Lenders.

(d) On or prior to December 31, 2011, the Office of Special Programs (so long as it is in effect) shall present to the Lenders an updated and extended Operating Plan for the Loan Parties reasonably acceptable to the Required Lenders, covering the immediately succeeding twelve- month period commencing upon the expiry of the initial Operating Plan delivered pursuant to the preceding paragraph (c).

(e) Concurrently with the delivery of cash flow budgets for the Loan Parties under the First Lien Credit Agreement, delivery thereof to the Administrative Agent and the Lenders.”

(f) (i) On the last Business Day of each calendar month commencing with May 2011, the Borrower shall reimburse the Administrative Agent, Collateral Agent, the Lenders and Lion Capital LLP and its affiliates (the “Lion Parties”) for an aggregate amount of at least $200,000 or such lesser amount then owing ($100,000, solely in the case of the calendar month of May 2011) of their respective outstanding reasonable out-of-pocket expenses invoiced to the Borrower on or prior to such Business Day incurred in connection with the Credit Agreement, the other Loan Documents and the monitoring and oversight of the Lion Parties’ investment prior to such Business Day (including without limitation, the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP and Miller Buckfire & Co., LLC), and (ii) within three (3) Business Days of the Sixth Amendment Effective Date, the Borrower shall pay to the Lion Parties $400,000 with respect to such expenses; provided that notwithstanding anything in Section 7.01 to the contrary, any Default under clause (i) of this Section 6.16(f) shall not constitute a Default for ten (10) days after the occurrence of such Default so long as the parties are diligently pursuing the cure of such Default. Notwithstanding the foregoing, nothing in this Section 6.16(f) shall be construed to limit the provisions of Section 9.03.

(h) Amendment to Section 7.01(d) – Events of Default. Section 7.01(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“any Loan Party or any Subsidiary thereof shall fail to observe or perform when due any covenant, condition or agreement contained in (i) Article VI (provided that any Default under Section 6.01 or Section 6.02 shall not constitute a Default or Event of Default for five (5) Business Days after the occurrence of such Default so long as the parties are diligently pursuing the cure of such Default and the amount involved is less than $1,000,000), (ii) Section 5.14 or Section 5.16, or (iii) in any of Section 5.02, Section 5.07 or Section 5.08 (provided that, if (A) any such Default described in this clause (d)(iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Lenders’ Liens on the Collateral, such default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);”

(i) Addition of Section 7.01(t) – Events of Default. A new Section 7.01(t) of the Credit Agreement is hereby added as follows:

“at the Borrower Stockholders Meeting, the requisite stockholders of the Borrower shall fail to approve amendments to the Borrower’s certificate of incorporation authorizing the issuance of a number of shares of Borrower common stock sufficient for Borrower to meet its obligations to issue the maximum number of shares of Borrower common stock issuable under the transactions referenced in clauses (ii) and (iii) of Section 5.16(b) of this Agreement, under the Purchase Agreements and pursuant to Sections 5.14(b) and Section 5.16(a) of this Agreement, as calculated on the Sixth Amendment Effective Date;”

III. Waiver. The Required Lenders hereby agree to waive the provisions of (x) Section 2.08(a) of the Credit Agreement requiring the Borrower to prepay the Loans with proceeds of the Equity Sales pursuant to the Purchase Agreements and (y) Section 5.01(a) of the Credit Agreement requiring that the year-end audit be provided without a “going concern” or like qualification or exception with respect to the Consolidated financial statements covering the Fiscal Year ended December 31, 2010.

IV. Conditions Precedent to the Effectiveness of this Amendment.

(a) This Amendment shall become effective as of, and with effect from, the date (the “Effective Date”) on which the Borrower, the Facility Guarantors and the Required Lenders shall have duly executed and delivered to the Administrative Agent this Amendment.

(b) All corporate and other proceedings required in connection with this Amendment, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Amendment, shall be satisfactory in all respects to the Required Lenders, and the Lenders shall have received such documents and certificates as the Lenders or their counsel may reasonably request relating to the authorization of the transactions contemplated by this Amendment, all in form and substance satisfactory to the Required Lenders and their counsel.

(c) Each of the representations and warranties contained in Section V (Representations and Warranties) of this Amendment shall be true and correct.

(d) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing as of the date hereof.

(e) No litigation shall have been commenced against any Loan Party or any of its Subsidiaries, either on the date hereof or the Effective Date, seeking to restrain or enjoin (whether temporarily, preliminarily or permanently) the performance of any action by any Loan Party required or contemplated by this Amendment or the Credit Agreement as amended by this Amendment or any Loan Document.

(f) The Borrower shall have retained FTI/Weinsten as Chairman of the Borrower’s Office of Special Programs and the Lenders shall have received evidence thereof reasonably requested by them.

(g) The Borrower shall have established the Office of Special Programs and the Lenders shall have received evidence thereof reasonably requested by them.

(h) Effectiveness of the Waiver and Eighth Amendment to the Existing First Lien Credit Agreement, in form and substance satisfactory to the Required Lenders.

(i) Receipt by the Borrower of proceeds from the Initial Equity Sale in an amount of not less than $10,500,000.

V. Representations and Warranties. On and as of the date hereof and as of the Effective Date, the Borrower hereby represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders as follows:

(a) this Amendment has been duly authorized, executed and delivered by the Borrower and each Facility Guarantor and constitutes a legal, valid and binding obligation of the Borrower and each Facility Guarantor, enforceable against the Borrower and each Facility Guarantor in accordance with its terms and the Credit Agreement as amended by this Amendment and the other Loan Documents and constitutes the legal, valid and binding obligation of the Borrower and each Facility Guarantor, enforceable against the Borrower and each Facility Guarantor in accordance with its terms;

(b) the transactions to be entered into and contemplated by this Amendment (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect, (ii) will not violate any material Applicable Law or the Charter Documents of any Loan Party, (iii) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, or any other Material Agreement or other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents;

(c) each of the representations and warranties contained in Article III (Representations and Warranties) of the Credit Agreement, the other Loan Documents or otherwise made in writing in connection therewith are true and correct in all material respects on and as of the date hereof and the Effective Date, in each case as if made on and as of such date, except (x) to the extent that such representations and warranties specifically relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date and (y) with respect to the representations contained in Sections 3.04(b), 3.06 and 3.17 of the Credit Agreement, as disclosed in filings by the Borrower with the SEC prior to the date hereof with respect to the Borrower and its consolidated Subsidiaries;

(d) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing; and

(e) no litigation has been commenced against any Loan Party or any of its Subsidiaries seeking to restrain or enjoin (whether temporarily, preliminarily or permanently) the performance of any action by any Loan Party required or contemplated by this Amendment, the Credit Agreement as amended hereby or any Loan Document.

VI. Amount of Obligations. Each Loan Party acknowledges and agrees that (a) as of the close of business on March 31, 2011, the Obligations include, without limitation, the amounts set forth on Schedule 1 attached hereto on account of the outstanding unpaid amount of principal of, accrued and unpaid interest on, the Loans and (b) such Loan Party is truly and justly indebted to the Lenders and the Administrative Agent for the Obligations without defense, counterclaim or offset of any kind, and such Loan Party ratifies and reaffirms the validity, enforceability and binding nature of such Obligations.

VII. Collateral. Each Loan Party ratifies and reaffirms the validity and enforceability (without defense, counterclaim or offset of any kind) of the liens and security interests granted to secure any of the Obligations by such Loan Party to the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Documents to which such Loan Party is a party. Each Loan Party acknowledges and agrees that all such liens and security interests granted by such Loan Party shall continue to secure the Obligations from and after the Effective Date. Each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders that, pursuant to the Security Documents to which such Loan Party is a party, the Obligations are secured by liens on and security interests in all of such Loan Party’s assets to the extent required by the Security Documents.

VIII. Loan Party Release. Although each Lender, the Administrative Agent and the Collateral Agent regards its conduct as proper and does not believe that any Loan Party has any claim, right, cause of action, offset or defense against any Lender, the Administrative Agent, the Collateral Agent or any of such Lender’s, the Administrative Agent’s or the Collateral Agent’s present or former subsidiaries, Affiliates, officers, directors, employees, attorneys or other representatives or agents (collectively with their respective successors and assigns, the “Lender Parties”) in connection with the execution, delivery, performance and administration of, or the transactions contemplated by this Amendment, the Credit Agreement and the other Loan Documents, each Lender, the Administrative Agent, the Collateral Agent and each Loan Party agree to eliminate any possibility that any past conduct, conditions, acts, omissions, events, circumstances or matters of any kind whatsoever could impair or otherwise affect any rights, interests, contracts or remedies of the Lenders, the Administrative Agent or the Collateral Agent. Therefore, each Loan Party unconditionally, freely, voluntarily and, after consultation with counsel and becoming fully and adequately informed as to the relevant facts, circumstances and consequences, releases, waives and forever discharges (and further agrees not to allege, claim or pursue) (a) any and all liabilities, indebtedness and obligations, whether known or unknown, of any kind whatsoever of any Lender Party to any Loan Party, (b) any legal, equitable or other obligations of any kind whatsoever, whether known or unknown, of any Lender Party to any Loan Party (and any rights of any Loan Party against any Lender Party), (c) any and all claims, whether known or unknown, under any oral or implied agreement with (or obligation or undertaking of any kind whatsoever of) any Lender Party which is different from or in addition to the express terms of this Agreement, the Credit Agreement and the other Loan Documents and (d) all other claims, rights, causes of action, counterclaims or defenses of any kind whatsoever, in contract or in tort, in law or in equity, whether known or unknown, direct or derivative, which such Loan Party or any predecessor, successor or assign might otherwise have or may have against any Lender Party on account of any conduct, condition, act, omission, event, contract, liability, obligation, demand, covenant, promise, indebtedness, claim, right, cause of action, suit, damage, defense, circumstance or matter of any kind whatsoever which, in the case of each of the foregoing clauses (a), (b), (c) and (d), existed, arose or occurred at any time prior to the Effective Date and in connection with the execution, delivery, performance and administration of, or the transactions contemplated by, this Amendment, the Credit Agreement and the other Loan Documents.

IX. No Other Amendments or Waivers; Confirmation. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Agents, the Borrower or any other Loan Party under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to any future consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the Effective Date, any reference in any Loan Document to the Credit Agreement shall mean the Credit Agreement as modified hereby. As of the Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Loan Documents to the Credit Agreement (including, without limitation, by means of words like “thereunder”, “thereof” and words of like import), shall mean and be a reference to the Credit Agreement as amended hereby, and this Amendment and the Credit Agreement shall be read together and construed as a single instrument. Each of the table of contents and lists of Exhibits and Schedules of the Credit Agreement shall be amended to reflect the changes made in this Amendment as of the Effective Date. This Amendment is a Loan Document.

X. Consent of Facility Guarantors. Each Facility Guarantor hereby consents to this Amendment and agrees that the terms hereof shall not affect in any way its obligations and liabilities under the Loan Documents (as amended and otherwise expressly modified hereby), all of which obligations and liabilities shall remain in full force and effect and each of which is hereby reaffirmed (as amended and otherwise expressly modified hereby).

XI. Expenses. The Borrower agrees to reimburse the Administrative Agent and the Lenders for their respective reasonable out-of-pocket expenses incurred in connection with this Amendment and the transactions and documentation contemplated herein (including the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP).

XII. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

XIII. Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile or other electronic transmission of the relevant signature pages hereof.

XIV. Headings. The Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

XV. Notices. All communications and notices hereunder shall be given as provided in the Credit Agreement or, as the case may be, the Facility Guaranty.

XVI. Severability. The fact that any term or provision of this Amendment is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation, or jurisdiction or as applied to any person.

XVII. Successors. The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

XVIII. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT.

XIX. Submission to Jurisdiction. Each Loan Party agrees that any suit for the enforcement of this Amendment may be brought in the federal or state courts of the State of New York as the Lenders may elect in their sole discretion and consents to the non-exclusive jurisdiction of such courts. Each party to this Amendment hereby waives any objection which it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Amendment shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Amendment against a Loan Party or its properties in the courts of any jurisdiction.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

AMERICAN APPAREL, INC., as Borrower

By:	/s/ Thomas M. Casey
Name:	Thomas M. Casey
Title:	Acting President

[Signature Page to Sixth Amendment]

AMERICAN APPAREL (USA), LLC, as Facility Guarantor

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

FRESH AIR FREIGHT, INC., as Facility Guarantor

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

KCL KNITTING, LLC, as Facility Guarantor

By: American Apparel (USA), LLC, its sole member

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

AMERICAN APPAREL RETAIL, INC., as Facility Guarantor

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

AMERICAN APPAREL DYEING & FINISHING, INC., as Facility Guarantor

By:	/s/ Dov Charney
Name:	Dov Charney
Title:	Chief Executive Officer

[Signature Page to Sixth Amendment]

WILMINGTON TRUST FSB, as Administrative Agent and Collateral Agent

By:	/s/ Boris Treyger
Name:	Boris Treyger
Title:	Vice President

[Signature Page to Sixth Amendment]

LION CAPITAL (AMERICAS) INC., as Lender

By:	/s/ Jacob Capps
Name:	Jacob Capps
Title:	President

[Signature Page to Sixth Amendment]

LION/HOLLYWOOD L.L.C., as Lender

By:	/s/ Jacob Capps
Name:	Jacob Capps
Title:	President

[Signature Page to Sixth Amendment]

Schedule I

Amount of Obligations as of March 31, 2011

Outstanding Loans[1]	$102,416,871.55
Accrued and Unpaid Interest	$0
Accrued and Unpaid Fees[2]	$0

[1]	Including PIK Interest and PIK Fees that has been added to the principal amount of the Loans
[2]	Exclusive of amounts due under Sections 6.16(f) and 9.03 of the Credit Agreement.